Exhibit 99.1

ExamWorks Reports Third Quarter 2012 Financial Results

ATLANTA, GA. November 5, 2012– ExamWorks Group, Inc. (NYSE: EXAM), a leading provider of independent medical examinations (“IMEs”), peer reviews, bill reviews and related services, today reported financial results for the third quarter of 2012.

Q3 2012 Highlights

•
Revenues for the third quarter of 2012 were $130.1 million, an increase of $20.9 million, or 19.1%, over the year-ago quarter revenues of $109.2 million.  Excluding the impact of acquisitions completed in the past 12 months, organic revenue growth was 6.4% over the prior year quarter.

•
Pro forma revenues for the third quarter of 2012 were $141.4 million, an increase of $8.5 million, or 6.4%, over the year-ago quarter pro forma revenues of $132.9 million.  Excluding the impact of currency, revenues would have grown by 7.1% over the prior year pro forma quarter.  Pro forma revenues assume that acquisitions completed in 2011 and 2012 were completed on January 1, 2010 and 2011, respectively.

•
Adjusted EBITDA for the third quarter of 2012 was $20.2 million (15.5% of revenues), an increase of $3.1 million, or 18.1%, over the year-ago quarter adjusted EBITDA of $17.1 million.  Excluding the impact of acquisitions completed in the third quarter of 2012, adjusted EBITDA was $18.9 million (15.2% of revenues), an increase of $1.8 million, or 10.5%, over the year-ago quarter adjusted EBITDA of $17.1 million.  Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent.

•
On August 31, 2012, we completed the acquisition of MedHealth Holdings Pty Ltd (“MedHealth”), gaining a leadership position in the Australian IME services market, continuing our global expansion into high-growth markets and further diversifying our business.  Additionally, on July 12, 2012, we completed the acquisition of Makos Health, a small Ontario based company that was immediately integrated into one of our existing business units, providing us with new customer relationships.  During the twelve months ended June 30, 2012, these acquired businesses generated aggregate annual revenues and adjusted EBITDA of $56.5 million and $12.8 million, respectively.  In the third quarter of 2012, these two acquisitions contributed revenues and adjusted EBITDA of $5.5 million and $1.3 million, respectively.

•
We ended the quarter with $6.4 million of cash on hand, approximately $381.9 million of total debt and total consolidated leverage of approximately 4.28x, pro forma for the effect of the MedHealth acquisition.  As of the end of the quarter, we had available liquidity in excess of $45 million, including cash on hand and availability under our senior secured revolving credit facility.

Commentary

Commenting on today's earnings announcement, Richard E. Perlman, Executive Chairman of ExamWorks, said: “We are delighted that during the third quarter all of our geographies experienced meaningful improvement. The positive trend continued as anticipated in our US business, our U.K. business continued to experience substantial growth, and our Canadian business delivered significantly improved performance.  Finally, our newest geography, Australia, is experiencing significant growth that we also expect to continue, and we are pleased to have entered this exciting market.  We are satisfied with both our operational and financial performance year to date, and notwithstanding the anticipated impact that our business in the northeastern United States will suffer from Hurricane Sandy during the fourth quarter, our improvements in 2012 have been significant and we are enthusiastically looking forward to 2013.”

James K. Price, Chief Executive Officer of ExamWorks, said: “We have been extremely selective and disciplined in the execution of our acquisition strategy in 2012.  Our MedHealth acquisition in Australia is illustrative of that as we have acquired a rapidly growing and market-leading business that diversifies our revenue base in an attractive Australian market that is estimated to be approximately $500 million in annual revenues.  We are pleased to welcome into our family MedHealth’s exceptionally well managed business, its talented and experienced team, and its nine service centers in six states and two territories.  We look forward to continuing to raise the innovation, technology and quality bar in the IME industry in all of our markets.”

Financial Review

Revenues – For the three months ended September 30, 2012, revenues were $130.1 million, an increase of 19.1% over the $109.2 million in revenues in the third quarter of 2011. Excluding the impact of acquisitions completed within the past twelve months, organic revenue growth was 6.4% over the prior year quarter.

For the nine months ended September 30, 2012, revenues were $381.6 million, an increase of 35.1% over the $282.5 million in revenues in the comparable period of 2011. The increase in revenues was primarily due to acquisitions completed in 2011 and 2012.  Excluding the impact of acquisitions completed in 2011 and 2012, organic revenue growth was 2.2% over the comparable prior year period.

Consistent with our presentation in prior quarters, below is a table presenting our pro forma revenues and growth rates for each of the regions that we serve.  In the third quarter of 2012, we added Australia as a region through the acquisition of MedHealth and we added the Makos acquisition into the Canadian region.  The numbers presented below are pro forma for the effect of acquisitions completed in 2011 and 2012.

Pro Forma Revenues
	(In thousands except %)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2012	Change (a)	2011	2012	Change (b)
ExamWorks U.S.	$83,488	$84,784	1.6%	$255,283	$260,441	2.0%
United Kingdom	27,074	33,521	23.8%	83,114	95,475	14.9%
Canada	8,879	6,589	(25.8)%	29,786	21,027	(29.4)%
Subtotal	119,441	124,894	4.6%	368,183	376,943	2.4%

Australia	13,455	16,466	22.4%	36,541	44,538	21.9%

Total	$132,896	$141,360	6.4%	$404,724	$421,481	4.1%

(a)
For the three months ended September 30, 2012 and excluding the impact of currency, our growth in the U.K. would have been 26.3%, the decline in Canada would have been (25.0)%, our growth in Australia would have been 25.1%, and our total growth would have been 7.1%.

(b)
For the nine months ended September 30, 2012 and excluding the impact of currency, our growth in the U.K. would have been 17.5%, the decline in Canada would have been (28.0)%, our growth in Australia would have been 23.1%, and our total growth would have been 4.7%.

In the third quarter of 2012, our US businesses generated revenues of $84.8 million, a 1.6% increase over the $83.5 million of pro forma revenues generated in the third quarter of 2011.  For the nine month period ended September 30, 2012, our US businesses generated revenues of $260.4 million, a 2.0% increase over the $255.3 million of pro forma revenues generated in the nine month period ended September 30, 2011.  The growth was largely due to increased volumes resulting from market share gains.

In the third quarter of 2012, our UK businesses generated revenues of $33.5 million, a 23.6% increase over the $27.1 million of revenues generated in the third quarter of 2011.  For the nine month period ended September 30, 2012, our UK businesses generated revenues of $95.5 million, a 14.9% increase over the $83.1 million of pro forma revenues generated in the nine month period ended September 30, 2011.  The growth was largely due to increased volumes resulting from market share gains.

In the third quarter of 2012, our Canadian businesses generated pro forma revenues of $6.6 million, a (25.8)% decline from the $8.9 million of pro forma revenues generated in the third quarter of 2011.  In the nine months ended September 30, 2012, our Canadian businesses generated pro forma revenues of $21.0 million, a (29.5)% decline from the $29.8 million of pro forma revenues generated in the nine months ended September 30, 2011.  Our Canadian businesses, which generate less than 5% of our total revenues, continue to be negatively impacted by the legislative changes in the province of Ontario.

In the third quarter of 2012, our Australian business generated pro forma revenues of $16.5 million, a 22.2% increase over the $13.5 million of pro forma revenues generated in the third quarter of 2011.  In the nine months ended September 30, 2012, our Australian business generated pro forma revenues of $44.5 million, a 21.9% increase over the $36.5 million of pro forma revenues generated in the nine months ended September 30, 2011.  The growth was primarily due to increased volumes resulting from market share gains and a change in sales mix.

Costs of revenues – For the three months ended September 30, 2012, costs of revenues were $86.1 million, an increase of 19.4% over the $72.1 million in costs of revenues in the third quarter of 2011.  The change was primarily due to the acquired costs of revenues for acquisitions completed in 2011 and 2012.  Costs of revenues as a percentage of revenues for the third quarter of 2012 were 66.2% compared to 66.0% in the third quarter of 2011.  Included in costs of revenues in the third quarter of 2011 and 2012 are $650,000 and $750,000 of share-based compensation expenses, respectively.

Selling, general and administrative expenses (“SGA”) – For the three months ended September 30, 2012, SGA expenses were $28.3 million, an increase of 24.1% over the $22.8 million in SGA expenses in the third quarter of 2011.  The change was primarily due to the acquired SGA expenses for acquisitions completed in 2011 and 2012. Included in SGA expenses in the third quarter of 2012 are $2.3 million in share-based compensation expenses and $1.4 million in acquisition-related transaction and other non-recurring costs.  Included in SGA expenses in the third quarter of 2011 are $1.7 million in share-based compensation expenses and $498,000 in acquisition-related transaction costs and other non-recurring costs.

Depreciation and amortization expenses (“D&A”) – For the three months ended September 30, 2012, D&A expenses were $14.5 million, an increase of 10.7% over the $13.1 million in D&A expenses in the third quarter of 2011.  The change was primarily due to acquisitions completed in 2011 and 2012.  For the three months ended September 30, 2012, depreciation expense was $1.4 million and amortization expense was $13.1 million.

Interest and other expenses, net – For the three months ended September 30, 2012, interest and other expenses, net were $7.5 million, an increase of 41.5% over the $5.3 million in interest and other expenses, net in the three months ended September 30, 2011.  Included in interest and other expenses, net in the third quarter of 2012 are $7.1 million of interest expenses and deferred loan cost amortization.

Adjusted EBITDA – For the three months ended September 30, 2012, adjusted EBITDA was $20.2 million, an increase of 18.1% over the $17.1 million in adjusted EBITDA in the third quarter of 2011.

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent.

Other financial data – We generated $15.1 million of cash flow from operations in the first nine months of 2012, after the $22.5 million of bond interest payments made in 2012.  We ended the quarter with $6.4 million of cash on hand and approximately $381.9 million of total debt, consisting of $250.0 million of senior unsecured notes due July 2019, $94.9 million outstanding under the senior secured revolving credit facility, $35.2 million outstanding under the working capital facilities in the U.K., and $1.8 million in seller subordinated notes.  As of the end of the quarter, we had available liquidity in excess of $45 million, including cash on hand and availability under our senior secured revolving credit facility.

Business Outlook

ExamWorks is providing the following business outlook:

●
Full year reported revenue is expected to range between $520 million and $524 million, excluding the impact of any acquisitions that may be completed in the fourth quarter of 2012.  Additionally, this outlook does not include the estimated $5 million to $10 million negative impact that Hurricane Sandy could have on our US operations.

●
Full year pro forma revenue is expected to range between $575 million and $579 million, assuming the closing of approximately $15 million of revenue from acquisitions currently in process.  Additionally, this outlook does not include the estimated $5 million to $10 million negative impact that Hurricane Sandy could have on our US operations.

●
For 2012, we expect adjusted EBITDA margins between 15-16% of reported revenues.  The adjusted EBITDA margin range does not include the estimated negative impact that Hurricane Sandy could have on our US operations.

●
Fourth quarter 2012 reported revenue is expected to range between $138 million and $142 million, excluding the impact of any acquisitions that may be completed in the fourth quarter of 2012.  Additionally, this outlook does not include the estimated $5 million to $10 million negative impact that Hurricane Sandy could have on our US operations.

●
Fourth quarter 2012 adjusted EBITDA margin is expected to range between 15-16% of reported revenue.  The adjusted EBITDA margin range does not include the estimated negative impact that Hurricane Sandy could have on our US operations.  Adjusted EBITDA is a non-GAAP measure, the use of which by ExamWorks is described below.  The reconciliation to GAAP measures of reported 2012 Adjusted EBITDA is expected to be calculated and presented in a manner consistent with the reconciliation set forth below with respect to the three and nine months ended September 30, 2012.

●	For 2013, we expect organic revenue growth to increase to between 5-7% based upon our expected 2012 pro forma revenue and we expect adjusted EBITDA margins between 16-17% of reported revenues.

About ExamWorks Group

ExamWorks Group, Inc. is a leading provider of independent medical examinations (“IMEs”), peer and bill reviews and related services. We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

Non-GAAP Financial Measures

In connection with the ongoing operation of our business, our management regularly reviews Adjusted EBITDA, a non-GAAP financial measure, to assess our performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition-related transaction costs, share-based compensation expenses, and other non-recurring costs. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition related costs, income tax status, and other items of a non-operational nature that affect comparability.

We believe that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as ours for the reasons discussed above. Additionally, Adjusted EBITDA is used to measure certain financial covenants in our credit facility. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors as well as in our incentive compensation programs for our employees, excluding our senior management.

Non-GAAP information should not be construed as an alternative to GAAP information, as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Below is a table presenting a reconciliation of Adjusted EBITDA to net loss, the most comparable GAAP measure, for each of the periods indicated.

Forward Looking Statements

Statements made in this press release that express ExamWorks' or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements, which ExamWorks intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate," or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes.  Forward-looking statements may include information concerning ExamWorks' possible or assumed future results of operations, including descriptions of ExamWorks' revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to ExamWorks' operations and business environment, all of which are difficult to predict and many of which are beyond ExamWorks' control. Although ExamWorks believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many uncertainties and factors could affect ExamWorks' actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: our ability to implement our growth strategy and acquisition program; our ability to integrate completed acquisitions; our expansion into international markets; our ability to secure additional financing; regulation of our industry; our information technology systems; our ability to protect our intellectual property rights and other information; our ability to compete successfully with our competitors; our ability to retain qualified physicians and other medical providers for our medical panel; our ability to retain our clients; our ability to provide accurate health-related risk assessment analyses of data; our ability to retain key management personnel; and restrictions in our credit facility, senior notes indenture and future indebtedness.  In addition, the risks discussed in our periodic reports, registration statements and other filings with the Securities and Exchange Commission could cause actual results to differ materially from the results anticipated by forward-looking statements.

You should keep in mind that any forward-looking statement made by ExamWorks herein, or elsewhere, speaks only as of the date on which made. ExamWorks expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in ExamWorks' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

ExamWorks will host a conference call to discuss the results and other matters at 5:00 p.m. Eastern Time. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (888) 713-4213 in the U.S. or (617) 213-4865 internationally with access code 93663989. A live webcast of the call is also accessible through the Investor Relations section of the company’s web site at http://investorrelations.examworks.com/.

Following the conclusion of the call, a replay of the webcast will be available at the company’s web site within two hours. Alternatively, a telephonic replay of the call will be available at 7:00 p.m. Eastern Time (5:00 p.m. Pacific Time), and can be accessed until November 12th, 2012 at midnight Eastern Time, by calling (888) 286-8010 in the U.S. or (617) 801-6888 internationally, with access code 65994700.

CONTACT:
ExamWorks Group, Inc.
J. Miguel Fernandez de Castro
404-952-2400
Senior Executive Vice President and Chief Financial Officer
investorrelations@examworks.com

SOURCE: ExamWorks Group, Inc.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2012	2011	2012

Revenues	$109,218	$130,085	$282,548	$381,600
Costs and expenses:
Costs of revenues	72,148	86,080	186,225	251,476
Selling, general and administrative expenses	22,803	28,281	58,785	84,642
Depreciation and amortization	13,069	14,458	33,153	42,245
Total costs and expenses	108,020	128,819	278,163	378,363
Income from operations	1,198	1,266	4,385	3,237
Interest and other expenses, net:
Interest expense, net	4,722	7,136	8,922	20,154
Loss on early extinguishment of debt	621	—	621	—
Other income, net	—	(70)	—	(226)
Gain on interest rate swap	(56)	(54)	(253)	(169)
Realized foreign currency loss	—	534	223	534
Total interest and other expenses, net	5,287	7,546	9,513	20,293
Loss before income taxes	(4,089)	(6,280)	(5,128)	(17,056)
Benefit for income taxes	(1,412)	(1,654)	(1,820)	(4,800)
Net loss	$(2,677)	$(4,626)	$(3,308)	$(12,256)

Per share data:
Net loss per share:
Basic and diluted	$(0.08)	$(0.14)	$(0.10)	$(0.36)

Weighted average number of common shares outstanding:
Basic and diluted	34,732,028	34,116,062	33,889,584	34,092,093

Adjusted EBITDA	$17,128	$20,182	$46,494	$59,457

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share amounts)
(Unaudited)

Assets	December 31, 2011	September 30, 2012
Current assets:
Cash and cash equivalents	$8,416	$6,406
Accounts receivable, net	144,041	171,097
Other receivables	40	62
Prepaid expenses	4,487	5,012
Deferred tax assets	1,640	—
Other current assets	1,173	1,226
Total current assets	159,797	183,803
Property, equipment and leasehold improvements, net	8,918	10,549
Goodwill	300,260	352,026
Intangible assets, net	146,168	160,505
Deferred tax assets, noncurrent	—	11,607
Deferred financing costs, net	11,458	10,771
Other assets	438	1,102
Total assets	$627,039	$730,363
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$42,642	$45,295
Accrued expenses	28,410	46,187
Accrued interest expense	10,247	5,133
Deferred revenue	1,332	3,369
Current portion of subordinated unsecured notes payable	1,932	1,251
Deferred tax liability	—	358
Current portion of contingent earnout obligation	91	83
Current portion of working capital facilities	—	6,292
Other current liabilities	5,459	6,005
Total current liabilities	90,113	113,973
Senior unsecured notes payable	250,000	250,000
Senior secured revolving credit facility and working capital facilities, less current portion	44,063	123,825
Long-term subordinated unsecured notes payable, less current portion	717	528
Long-term contingent earnout obligation, less current portion	86	—
Deferred tax liability, noncurrent	2,159	—
Other long-term liabilities	1,977	1,810
Total liabilities	389,115	490,136
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; Authorized 50,000,000 shares; no shares issued and outstanding at December 31, 2011 and September 30, 2012	—	—
Common stock, $0.0001 par value; Authorized 250,000,000 shares; issued and outstanding 34,090,618 and 34,193,304 shares at December 31, 2011 and September 30, 2012, respectively	3	3
Additional paid-in capital	268,162	278,819
Accumulated other comprehensive income ( loss)	(1,429)	3,698
Accumulated deficit	(21,549)	(33,805)
Treasury stock, at cost; 805,613 and 905,349 shares at December 31, 2011 and September 30, 2012, respectively	(7,263)	(8,488)
Total stockholders’ equity	237,924	240,227
Total liabilities and stockholders' equity	$627,039	$730,363

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	For the nine months ended September 30,
	2011	2012

Operating activities:
Net loss	$(3,308)	$(12,256)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on interest rate swap	(253)	(169)
Depreciation and amortization	33,153	42,245
Amortization of deferred rent	(386)	(99)
Share-based compensation	5,385	12,562
Excess tax benefit related to share-based compensation	(3,112)	—
Provision for doubtful accounts	1,381	2,555
Amortization of deferred financing costs	1,433	1,612
Deferred income taxes	(6,299)	(15,346)
Loss on early extinguishment of debt	621	—
Other	223	(31)
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(3,469)	(20,850)
Prepaid expenses and other current assets	(786)	103
Accounts payable and accrued expenses	1,337	8,339
Accrued interest expense	4,562	(5,114)
Deferred revenue and customer deposits	(458)	1,938
Other liabilities	(3,218)	(402)
Net cash provided by operating activities	26,806	15,087
Investing activities:
Cash paid for acquisitions, net	(300,233)	(95,801)
Purchases of equipment and leasehold improvements, net	(4,121)	(4,857)
Working capital and other settlements for acquisitions	(1,884)	547
Net cash used in investing activities	(306,238)	(100,111)
Financing activities:
Borrowings under senior secured revolving credit facility	268,000	160,640
Borrowings under senior unsecured notes payable	250,000	—
Proceeds from the exercise of options and warrants	2,215	1,254
Excess tax benefit related to share-based compensation	3,112	—
Purchases of stock for treasury	(3,548)	(387)
Payment of deferred financing costs	(9,746)	(1,034)
Repayments of subordinated unsecured notes payable	(2,101)	(975)
Net borrowings (repayments) under working capital facilities	36,098	(5,517)
Repayments under senior secured revolving credit facility	(268,000)	(71,000)
Other	(358)	(95)
Net cash provided by financing activities	275,672	82,886
Exchange rate impact on cash and cash equivalents	5	128
Net decrease in cash and cash equivalents	(3,755)	(2,010)
Cash and cash equivalents, beginning of period	33,624	8,416
Cash and cash equivalents, end of period	$29,869	$6,406

EXAMWORKS GROUP, INC. AND SUBSIDIARIES
Reconciliation to Adjusted EBITDA
(In thousands)
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2012	2011	2012

Net loss	$(2,677)	$(4,626)	$(3,308)	$(12,256)
Share-based compensation expense (1)	2,363	3,017	5,385	12,562
Depreciation and amortization	13,069	14,458	33,153	42,245
Acquisition related transaction costs	477	1,379	2,704	1,270
Other non-recurring costs	21	62	867	143
Interest and other expenses, net	5,287	7,546	9,513	20,293
Benefit for income taxes	(1,412)	(1,654)	(1,820)	(4,800)
Adjusted EBITDA	$17,128	$20,182	$46,494	$59,457

(1)
Share-based compensation expense of $748,000 and $2.2 million is included in costs of revenues for the three and nine months ended September 30, 2012, respectively, and the remainder is included in SGA expenses.  Share-based compensation expense of $650,000 and $1.3 million is included in costs of revenues for the three and nine months ended September 30, 2011, respectively, and the remainder is included in SGA expenses.